Exhibit 3.2

                           CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                 GENETHERA, INC.
                      (Pursuant to Section 607.0602 of the
                        Florida Business Corporation Act)

GeneThera, Inc., a corporation organized and existing under the laws of the State of Florida (the "CORPORATION"), hereby certifies that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD"), pursuant to authority of the Board of Directors as required by Section 607.0602 of the Florida Business Corporation Act, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the rights, preferences, privileges, powers and restrictions thereof, as follows:

                 SERIES B PREFERRED STOCK DESIGNATION AND AMOUNT

            Five million (1,500,000) shares of the authorized and un-issued Preferred Stock of the Corporation, Par Value $.001, are hereby designated as "SERIES B CONVERTIBLE PREFERRED STOCK", with the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

1. Liquidation Rights.

      Upon the voluntary or involuntary dissolution, liquidation or winding up of the corporation, the assets of the corporation available for distribution to its shareholders shall be distributed in the following order and amounts:

a. General.

      (i) Series B Stock and Common Stock. Subject to payment in full of preferential liquidation rights granted to any other Series of Preferred Stock, the holders of shares of Series B Stock and the holders of Common Stock shall be entitled to receive $1.00, appropriately adjusted for any stock dividend, split or combination of such Series B Stock or Common Stock for each outstanding share of Series B Stock or Common Stock held by them (the "Series B Stock and Common Stock Liquidation Amount"). If the assets of the corporation shall be insufficient to permit the payment of the full Series B Stock and Common Stock Liquidation Amount, then the assets of the corporation available for distribution shall be distributed ratably among the holders of the Series B Stock and the holders of Common Stock in the same proportions as the aggregate of the Series B Stock and Common Stock Liquidation Amount each such holder would otherwise be entitled to receive bears to the total Series B Stock and Common Stock Liquidation Amount that would otherwise be payable to all such holders, and no further distribution to other shareholders of the corporation shall be made. Upon the completion of the preferential rights granted for any subsequent series of Preferred Stock and the full Series B Stock and Common Stock Liquidation Amount, if assets remain in the corporation, such remaining assets shall be distributed as set forth in Section 1.a.(ii).

      (ii) Participation. Subject to the payment in full of any preferred rights granted for any subsequent series of Preferred Stock, and the payment in full of the Series B Stock and Common Stock Liquidation Amount as provided in Section 1 a (i), if assets remain in the corporation, such remaining assets shall be distributed to the holders of shares of Series B Stock and Common Stock together, who shall each be entitled to receive their Pro Rata Amount; provided, that the rights of the holders of shares of Series B Stock and Common Stock are subject to any preferential rights granted for any subsequent series of Preferred Stock. "Pro Rata Amount" means that portion of remaining assets to which a group would be entitled based on its percentage of the number of shares of Common Stock outstanding and the number of shares of Common Stock into which the outstanding shares of Series B Stock could then be converted.

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      b.  Treatment  of  Sales of  Assets  or  Acquisitions.  The sale of all or substantially all of the assets of the corporation or the acquisition of the corporation by another entity by means of merger, consolidation or otherwise, resulting in the exchange of the outstanding shares of the corporation for securities of or consideration issued, or caused to be issued, by the acquiring entity or any of its affiliates, shall be regarded as a liquidation within the meaning of this Section 1.

      c. Distributions Other Than Cash. Whenever the distribution provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the board of directors.

2. Designation of Series B Convertible Preferred Stock

a. Designation

      The Series B Convertible Preferred Stock, consisting of 1,500,000 shares, authorized herein, shall be designated herein as the "Series B Stock". The rights, preferences, privileges and restrictions of the Series B Stock are as described herein.

b. Dividends

      Dividends shall be declared and set aside for any shares of Series B stock in the same manner and amount as for the Common Stock herein.

c. Voting Power

      Each holder of Series B Stock shall be entitled to twenty (20) votes for each share of Series B Stock held at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is marked, or the date any written consent of shareholders is solicited if the vote is not to be taken at a meeting. The holders of Series B Stock shall not vote as a class.

d. Liquidation Rights

      Upon the voluntary or involuntary dissolution, liquidation or winding up of the corporation, the assets of the corporation available for distribution to its shareholders shall be distributed in the order and amounts described in
Section 1.

e. Conversion Rights

      The holders of the Series B Stock shall have the following rights with respect to the conversion of Series B Stock into shares of Common Stock:

      (1). Voluntary Conversion. Shares of the Series B Stock may, at the option of the holder at any time, be converted into ten (10) shares of fully paid and non-assessable shares of Common Stock.

      (2). Extraordinary Common Stock Events. The corporation shall not issue shares of its Common Stock as a dividend on outstanding Common Stock of the corporation or subdivide outstanding shares of its Common Stock in a greater number of shares of Common Stock unless the corporation shall have obtained the express written consent of the holders of the outstanding Series B Stock prior to the effective time of such event. The number of shares of Common Stock into which the Series B Stock may be converted as described in Section 2e(1) shall not be adjusted or otherwise affected by a subdivision of outstanding Common Stock into a lesser number of shares of Common Stock of the corporation.

      (3) Exercise of Conversion Privilege. To exercise its conversion privilege, each holder of Series B Stock shall surrender the certificate or certificates representing the shares being converted to the corporation at its principal office, and shall give written notice to the corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series B Stock surrendered for conversion shall be accompanied by proper assignment thereof to the corporation or in blank. The date when such written notice is received by the corporation, together with the certificate or certificates representing the shares of Series B Stock being converted, shall be the "Series B Conversion Date." As promptly as practicable after the Series B Conversion Date, the corporation shall issue and shall deliver to the holder of the shares of Series B Stock being converted, or on its written order such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Stock in accordance with the provisions of this Section 2e, cash in the amount of all declared and unpaid dividends on such shares of Series B Stock up to and including the Series B
Conversion Date. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series B Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

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      (4)  Fractional  Shares.  No  fractional  shares of Common  Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Stock. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series B Stock being converted at any one time by any holder thereof, not upon each share of Series B Stock being converted.

      (5) Partial Conversion. In the event some but not all of the shares of Series B Stock represented by a certificate or certificates surrendered by a holder are converted, the corporation shall execute and deliver to or on the order of the holder, at the expense of the corporation, a new certificate representing the shares of Series B Stock that were not converted.

      (6) Reservation of Common Stock. The corporation shall at all times reserve and keep available out of its authorized but un-issued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Stock and, if at any time the number of authorized but un-issued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Stock, the corporation shall take such corporate action as may be necessary to increase its authorized but un-issued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      (7) No Impairment. The corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 6.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Stock against impairment.

These rights, preferences, privileges and restrictions of the Series B Preferred Stock of GeneThera, Inc., are hereby approved by the Board of Directors of GeneThera, Inc., at a meeting of the Board of Directors of the Corporation held on May 05, 2006.